Exhibit 21
HALLIBURTON COMPANY
Subsidiaries of the Registrant
December 31, 2004

STATE OR COUNTRY
NAME OF COMPANY	OF INCORPORATION

BITC (US) LLC	United States
Breswater Marine Contracting B.V.	Netherlands
Devonport Management Limited	United Kingdom
Devonport Royal Dockyard Limited	United Kingdom
DII Industries, LLC	United States
Georgetown Finance Ltd.	Cayman Islands
Halliburton Affiliates, LLC	United States
Halliburton AS	Norway
Halliburton Canada Holdings, Inc.	United States
Halliburton Energy Cayman Islands Limited	Cayman Islands
Halliburton Energy Services, Inc.	United States
Halliburton Group Canada Inc.	Canada
Halliburton Group Holdings (1) Company	Canada
Halliburton Holdings (No. 2) Limited	United Kingdom
Halliburton Holdings (No. 3)	United Kingdom
Halliburton Interim, Inc.	United States
Halliburton International, Inc.	United States
Halliburton Manufacturing and Services Limited	United Kingdom
Halliburton Netherlands Operations Cooperatie	Netherlands
Halliburton Norway Holdings C.V.	Netherlands
Halliburton Produtos Ltda.	Brazil
Hobbymarkt Delft BV	Netherlands
KBR Group Holdings, LLC	United States
Kellogg Brown & Root Holdings (U.K.) Limited	United Kingdom
Kellogg Brown & Root Holdings Limited	United Kingdom
Kellogg Brown & Root International, Inc. (A Delaware Corporation)	United States
Kellogg Brown & Root Limited	United Kingdom
Kellogg Brown & Root, Inc.	United States
Kellogg Brown & Root Services, Inc.	United States
Petroleum Engineering Services Norge AS	Norway